Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee	Caren Bell
	(212) 548-1570/1812	(212) 548-1823

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION ANNOUNCES JOEL HOROWITZ

TO CONTINUE AS EXECUTIVE CHAIRMAN THROUGH FISCAL 2005

HONG KONG, April 5, 2004 – Tommy Hilfiger Corporation (NYSE: TOM) announced today that Joel Horowitz will continue to serve as Executive Chairman of the Board of Directors through March 31, 2005. Mr. Horowitz served as President and Chief Executive Officer of the Company through August 2003 and has held the Chairman post since February 2003.

Mr. Horowitz commented, “I am delighted that the Board of Directors has asked me to continue as Executive Chairman for an additional year. I look forward to continuing to work with the Board, Tommy personally, and our talented management team, led by David Dyer, to position the Company for its next stage of growth. In recent quarters, the Company has made good progress in refocusing its strategies and rebuilding its fashion leadership, and we are enthusiastic about the opportunities ahead.”

David F. Dyer, President and Chief Executive Officer of the Company, added, “During Joel’s tenure as President and CEO, Tommy Hilfiger grew to become one of the world’s most successful lifestyle brands. We are fortunate to continue to have the benefit of his expertise and experience as we lead the Company forward.”

A copy of Mr. Horowitz’s new employment agreement, which replaces his employment agreement that expired on March 31, 2004, will be filed with the Securities and Exchange Commission on Form 8-K.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company’s customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company’s products; actions by our major customers or existing or new competitors; the effect of the Company’s strategy to reduce U.S. distribution in order to bring supply and demand into balance, changes in currency and interest rates; changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 Fax: 2371 2928